Exhibit 2.01

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Vista Gold Corp.
Reporting Year	From	1/1/2024	To:	12/31/2024	Date submitted	5/27/2025
Reporting Entity ESTMA Identification Number	E297726		◉ Original Submission ○ Amended Report

Other Subsidiaries Included (optional field)

Not Consolidated

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Douglas L. Tobler				Date	5/27/2025
Position Title	Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2024	To:	12/31/2024
Reporting Entity Name	Vista Gold Corp.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E297726
Subsidiary Reporting Entities (if necessary)
Payments by Payee

Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Australia	Northern Territory Government	Department of Industry, Tourism and Trade	-	-	180,000	-	-	-	-	180,000	Amounts in US dollars, the Company's reporting currency, utilizing a foreign exchange rate of 0.6597 from Australian dollars to US dollars which aproximates the average for the reporting year.

Additional Notes:
[1] Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
[2] Optional field.
[3] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

[4] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2024	To:	12/31/2024
Reporting Entity Name	Vista Gold Corp.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E297726
Subsidiary Reporting Entities (if necessary)
Payments by Project

Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Australia	Mt Todd Gold Project	-	-	180,000	-	-	-	-	180,000	Amounts in US dollars, the Company's reporting currency, utilizing a foreign exchange rate of 0.6597 from Australian dollars to US dollars which aproximates the average for the reporting year.

Additional Notes[3]:
[1] Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the "Payments by Project" table.

[3] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the "Additional Notes" row or the "Notes" column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.